EXHIBIT 11
                 Statement re: Computation of Per Share Earnings

                                                                  Nine Months     Nine Months       Three Months    Three Months
                                                                        Ended           Ended              Ended           Ended
                                                                September 30,   September 30,      September 30,   September 30,
                                                                         1998            1997               1998            1997
Basic Net Income (Loss) per Common Share:

     Numerator:
          Net income (loss) for the period                  $        127,298       1,236,177            398,518         102,188
          Series A Preferred Stock Dividends                        (225,000)        (20,000)           (75,000)        (20,000)
                                                                     --------       -------------     ----------       ------------
          Net income (loss) attributable to
               common shares                                $        (97,702)      1,216,177             323,518          82,188
                                                                   ==========      ==========         ==========     ===========

     Denominator:
          Actual common shares outstanding:
               Beginning of period                                  1,897,780       1,771,127          1,951,427       1,872,447
               End of period                                        1,943,935       1,897,780          1,943,935       1,897,780
               Weighted average for the period
                (Based on the actual days which
                   the  incremental shares, if any,
                   were outstanding)                                1,920,703       1,826,204          1,950,043       1,877,346
                                                                    =========       =========          =========       =========

     Basic net income (loss) per common share               $          (0.05)            0.67               0.17            0.04
                                                                       ======           =====               ====            ====


Diluted Net Income (Loss) per Common Share:

     Numerator:
          Net income (loss) attributable to
               common shares                                $        (97,702)       1,216,177            323,518          82,188
                                                                   ==========       =========        ===========     ===========

     Denominator:
          Weighted average common shares
               outstanding                                          1,920,703       1,826,204          1,950,043       1,877,346
          Effect of common share equivalents
               resulting from "in-the-money" stock
               options outstanding during the period                   34,630          60,535             45,274          73,291
                                                                 ------------    ------------        -----------     -----------

          Weighted average number of common and common equivalent shares used to calculate diluted net income (loss)
               per common share                                     1,955,333       1,886,739          1,995,317       1,950,637
                                                                    =========       =========          =========       =========

     Diluted net income (loss) per common share             $          (0.05)            0.64               0.16            0.04
                                                                       ======           =====               ====            ====




     Note: The assumed conversion of the convertible debentures and the Series A preferred stock were excluded from the computations of diluted net income (loss) per common share because to do so would have been antidilutive for the periods presented.


                                       17